Exhibit 1.2

This stock exchange release may not be published or distributed, in whole or in part, directly or indirectly, in or into Canada, Australia, Hong Kong, South Africa, Japan or any other country where such publication or distribution would violate applicable laws or rules or would require additional documents to be completed or registered or require any measure to be undertaken, in addition to the requirements under Finnish law. For further information, see “Important notice” below.

MUNKSJÖ OYJ, STOCK EXCHANGE RELEASE 16 December 2016 at 11:00 a.m. CET Helsinki, Finland

Prospectus and certain other information published in relation to the merger of Munksjö and Ahlstrom

●	Merger prospectus, including unaudited pro forma financial information, published today

●	Management team, effective as of the completion of the merger, appointed and other governance topics related to the combined company published

●	Changes to Munksjö’s long-term share-value based incentive program approved in June 2016

●	Munksjö will record costs in connection to the merger of approximately EUR 6 million as items affecting comparability in the fourth quarter of 2016

Overview

As announced on November 7, 2016, the Boards of Directors of Munksjö Oyj (“Munksjö”) and Ahlstrom Corporation (“Ahlstrom”) have agreed on combining the two companies through a statutory absorption merger whereby Ahlstrom would be merged into Munksjö in such a manner that all assets and liabilities of Ahlstrom would be transferred without a liquidation procedure to Munksjö (the “Merger”). The shareholders of Ahlstrom would receive new shares in Munksjö as merger consideration in proportion to their existing shareholdings. Further, as announced on November 14, 2016, the Boards of Directors of Munksjö and Ahlstrom have proposed that the extraordinary general meetings of shareholders of Munksjö and Ahlstrom, both scheduled to be held on January 11, 2017, resolve on the Merger.

Publication of the merger prospectus

The Finnish Financial Supervisory Authority has today approved the Finnish language version of the prospectus prepared in relation to the Merger and for the listing of the new shares in Munksjö to be issued as merger consideration. The Finnish language prospectus will be available on the internet at www.munksjo.com/ahlstrommunksjo/fin and www.ahlstrom.com/fi/Sijoittajat/ahlstromin-ja-munksjon-yhdistyminen/ on or about December 16, 2016, as well as at the reception of Nasdaq Helsinki Ltd at Fabianinkatu 14, FI-00100 Helsinki, Finland, at the registered office of Munksjö at Eteläesplanadi 14,

FI-00130 Helsinki, Finland, and at the registered office of Ahlstrom at Alvar Aallon katu 3 C, FI-00100 Helsinki, Finland. The English language prospectus, together with the Swedish language summary, will be available on the internet at www.munksjo.com/ahlstrommunksjo and www.ahlstrom.com/en/Investors/ahlstrommunksjo-combination/ starting on or about December 16, 2016.

The prospectus contains the following previously unpublished information in relation to the Merger and the incentive program of Munksjö:

Management team and other governance topics related to the combined company

As previously communicated, Munksjö’s current CEO, Jan Åström, will continue to serve as the CEO of the combined company.

The business areas of the combined company will be led by an experienced team combining the talent of both companies:

●	The Decor business area will be led by Norbert Mix.

●	The Filtration and Performance business area will be led by Fulvio Capussotti.

●	The Industrial Solutions business area will be led by Daniele Borlatto.

●	The Specialties business area will be led by Omar Hoek.

The management of the combined company will also include an experienced team of functional managers:

●	Sakari Ahdekivi will serve as Deputy CEO and Executive Vice President Corporate Development.

●	Pia Aaltonen-Forsell will serve as Chief Financial Officer.

●	Andreas Elving will serve as General Counsel.

●	Åsa Jackson will serve as Senior Vice President Human Resources.

●	Anna Selberg will serve as Senior Vice President Communications.

The new management team of the combined company will become effective as of the completion of the Merger.

It is currently proposed that, following the completion of the Merger, the combined company will continue to have its administrative head office in Stockholm, Sweden and supporting administrative functions in Helsinki, Finland. Final decisions regarding the location of the administrative head office functions will be taken as part of the integration process related to the Merger. Munksjö and Ahlstrom will consult and negotiate with relevant employees, their representatives and/or employee organisations regarding the consequences of such decision in accordance with the applicable legal requirements.

Changes to Munksjö’s long-term share-value based incentive program approved in June 2016

On December 16, 2016, the Board of Directors of Munksjö has decided to terminate Munksjö’s long-term share-value-based incentive program for the members of the Management Team and other key personnel of Munksjö approved in June 2016. The incentive program will terminate on a pro rata basis as of the completion of the Merger, thereby cancelling 7/12 of the program (the original award period would have terminated at the end of 2018 and the award would have been payable in the spring of 2019). The participants in the program will receive shares and cash pursuant to the terms of the program following the completion of the Merger and, in any case, no later than the date of the 2017 annual general meeting of Munksjö.

Munksjö will book items affecting comparability related to the Merger

Out of the costs related to the transaction, amounting to approximately EUR 8 million for Munksjö and recorded in other external costs in the income statement, approximately EUR 4 million will be recorded in the fourth quarter of 2016 and will be reported as items affecting comparability. The rest of the costs related to the transaction are expected to be booked at the time of the completion of the Merger.

Furthermore, Munksjö will in the fourth quarter of 2016 record approximately EUR 2 million of costs related to the long-term share-value-based incentive program, which is terminated as described above. These costs are also reported as items affecting comparability.

Unaudited pro forma financial information

The unaudited pro forma financial information included in the prospectus is attached as Annex 1 to this stock exchange release (any capitalized terms used in unaudited pro forma financial information and not defined therein shall have the meanings assigned to them in the prospectus).

Additional details on financing

Additional details on financing included in the prospectus are attached as Annex 2 to this stock exchange release.

Munksjö Oyj

For further information, please contact

Jan Åström, President and CEO, tel. +46 10 250 1001

Anna Selberg, SVP Communications, tel. +46 703 23 10 32

Laura Lindholm, Head of Investor Relations, tel. +46 72 703 63 36

IMPORTANT NOTICE

The distribution of this release may be restricted by law and persons into whose possession any document or other information referred to herein comes should inform themselves about and observe any such restrictions. The information contained herein is not for publication or distribution, directly or indirectly, in or into Canada, Australia, Hong Kong, South Africa or Japan. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction. This release is not directed to, and is not intended for distribution to or use by, any person or entity that is a citizen or resident or located in any locality, state, country or other jurisdiction where such distribution, publication, availability or use would be contrary to law or regulation or which would require any registration or licensing within such jurisdiction.

This release does not constitute a notice to an EGM or a merger prospectus and as such, does not constitute or form part of and should not be construed as, an offer to sell, or the solicitation or invitation of any offer to buy, acquire or subscribe for, any securities or an inducement to enter into investment activity. Any decision with respect to the proposed statutory absorption merger of Ahlstrom into Munksjö should be made solely on the basis of information contained in the actual notices to the EGM of Munksjö and Ahlstrom, as applicable, and the merger prospectus related to the Merger as well as on an independent analysis of the information contained therein. You should consult the merger prospectus for more complete information about Munksjö, Ahlstrom, their respective subsidiaries, their respective securities and the Merger.

No part of this release, nor the fact of its distribution, should form the basis of, or be relied on in connection with, any contract or commitment or investment decision whatsoever. The information contained in this release has not been independently verified. No representation, warranty or undertaking, expressed or implied, is made as to, and no reliance should be placed on, the fairness, accuracy, completeness or correctness of the information or the opinions contained herein. Neither Munksjö nor Ahlstrom, nor any of their respective affiliates, advisors or representatives or any other person, shall have any liability whatsoever (in negligence or otherwise) for any loss however arising from any use of this release or its contents or otherwise arising in connection with this release. Each person must rely on their own examination and analysis of Munksjö, Ahlstrom, their respective subsidiaries, their respective securities and the Merger, including the merits and risks involved.

This release includes “forward-looking statements.” These statements may not be based on historical facts, but are statements about future expectations. When used in this release, the words “aims,” “anticipates,” “assumes,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “should,” “will,” “would” and similar expressions as they relate to Munksjö, Ahlstrom, the Merger or the combination of the business operations of Munksjö and Ahlstrom identify certain of these forward-looking statements. Other forward-looking statements can be identified in the context in which the statements are made. Forward-looking statements are set forth in a number of places in this release, including wherever this release include information on the future results, plans and expectations with regard to the combined company’s business, including its strategic plans and plans on growth and profitability, and the general economic conditions. These forward-looking statements are based on present plans, estimates, projections and expectations and are not guarantees of future performance. They are based on certain expectations, which, even though they seem to be reasonable at present, may turn out to be incorrect. Such forward-looking statements are based on assumptions and are subject to various risks and uncertainties. Shareholders should not rely on these forward-looking statements. Numerous factors may cause the actual results of operations or financial condition of the combined company to differ materially from those expressed or implied in the forward-looking statements. Neither Munksjö nor Ahlstrom, nor any of their respective affiliates, advisors or representatives or any other person undertakes any obligation to review or confirm or to release publicly any revisions to any forward-looking statements to reflect events that occur or circumstances that arise after the date of this release.

This release includes estimates relating to the cost synergy benefits expected to arise from the Merger and the combination of the business operations of Munksjö and Ahlstrom as well as the related integration costs, which have been prepared by Munksjö and Ahlstrom and are based on a number of assumptions and judgments. Such estimates present the expected future impact of the Merger and the combination of the business operations of Munksjö and Ahlstrom on the combined company’s business, financial condition and results of operations. The assumptions relating to the estimated cost synergy benefits and related integration costs are inherently uncertain and are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause the actual cost synergy benefits from the Merger and the combination of the business operations of Munksjö and Ahlstrom, if any, and related integration costs to differ materially from the estimates in this release. Further, there can be no certainty that the Merger will be completed in the manner and timeframe described in this release, or at all.

Notice to Shareholders in the United States

The new shares in Munksjö have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) or under any of the applicable securities laws of any state or other jurisdiction of the United States. The new shares in Munksjö may not be offered or sold, directly or indirectly, in or into the United States (as defined in Regulation S under the Securities Act), unless registered under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act and in compliance with any applicable state securities laws of the United States. The new shares in Munksjö have not been, and will not be, registered under the Securities Act or under any of the applicable securities laws of any state or other jurisdiction of the United States. The new shares in Munksjö will be offered in the United States in reliance upon the exemption from the registration requirements of the Securities Act provided by Rule 802 thereunder.

Munksjö and Ahlstrom are Finnish companies. Information distributed in connection with the Merger and the related shareholder votes is subject to disclosure requirements of Finland, which are different from those of the United States. The financial information included in this release has been prepared in accordance with accounting standards in Finland, which may not be comparable to the financial statements or financial information of United States companies.

It may be difficult for Ahlstrom’s shareholders to enforce their rights and any claim they may have arising under the U.S. federal securities laws in respect of the Merger, since Munksjö and Ahlstrom are located in non-U.S. jurisdictions, and all of their officers and directors are residents of non-U.S. jurisdictions. Ahlstrom’s shareholders may not be able to sue Munksjö or Ahlstrom or their officers or directors in a court in Finland for violations of the U.S. securities laws. It may be difficult to compel Munksjö and Ahlstrom and their affiliates to subject themselves to a U.S. court’s judgment.

ANNEX 1

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma combined financial information (the “Unaudited Pro Forma Financial Information”) is presented for illustrative purposes only to give effect to the Merger and refinancing the existing indebtedness of Munksjö (whether originally incurred by Munksjö or assumed by Munksjö as a result of the Merger) under the New Financing Agreements (as defined below) on Munksjö’s financial information. The Unaudited Pro Forma Financial Information is prepared on the basis of the historical results of Munksjö and Ahlstrom presented in accordance with IFRS. For additional information on the historical results of Munksjö or Ahlstrom, see the audited historical consolidated financial information and the unaudited interim consolidated financial information of Munksjö and Ahlstrom incorporated by reference into the Prospectus.

Merger of Munksjö and Ahlstrom

The Boards of Directors of Munksjö and Ahlstrom have, on November 14, 2016, proposed that the EGMs of Munksjö and Ahlstrom scheduled to be held on January 11, 2017 resolve on the Merger in accordance with the Merger Plan and approve the Merger Plan. The completion of the Merger is subject to, inter alia, approval by the respective EGMs of Munksjö and Ahlstrom, merger control approvals from relevant competition authorities, the satisfaction or waiver of the other conditions precedent in the Combination Agreement and the Merger Plan, the Combination Agreement not having been terminated in accordance with its terms and the registration of the completion of the Merger with the Finnish Trade Register. For information on the conditions to the completion of the Merger in the Combination Agreement and the Merger Plan, see “Merger of Munksjö and Ahlstrom—Combination Agreement—Conditions to the Completion of the Merger” in the Prospectus as well as the Merger Plan, which is attached to the Prospectus as Annex E. On the Effective Date, Ahlstrom will automatically dissolve.

The completion of the Merger is, among other things, conditional upon the sale by Ahlstrom of its entire interest in the plant located at Osnabrück, Germany. Ahlstrom announced on November 7, 2016 that it has signed an agreement to sell its German subsidiary with operations in Osnabrück. Ahlstrom produces base papers for wallcovers, poster papers as well as release liners for self-adhesive labels at the Osnabrück plant, which is part of the Filtration & Performance business area. The transaction will also include Ahlstrom’s 50 percent stake in AK Energie GmbH (a joint venture with Kämmerer Paper Holding GmbH (“Kämmerer”)), which is the site’s utility providing power and water treatment services.

The completion of the Merger is expected to be registered with the Finnish Trade Register on or about April 1, 2017 (i.e., the Effective Date), provided that the conditions to the completion of the Merger have been fulfilled.

New Financing Agreements

On November 7, 2016, Munksjö and Ahlstrom agreed on financing commitments for the Merger and the Combined Company with Nordea and SEB as mandated lead arrangers. In accordance with these commitments, Munksjö entered into a facilities agreement with Nordea and SEB as mandated lead arrangers and underwriters and Nordea as agent on November 10, 2016 (the “Term and Revolving Facilities Agreement”), pursuant to which a term loan facility of EUR 80 million, a term loan facility of EUR 40 million, a term loan facility of EUR 150 million, a term loan facility of SEK 600 million and a term loan facility of USD 35 million (together, the “Term Loan Facilities”) as well as a multicurrency revolving credit facility of EUR 200 million (the “Revolving Credit Facility,” and together with the Term Loan Facilities, the “Term and Revolving Facilities”) will be made available to Munksjö.

On the same date, Ahlstrom entered into a EUR 200 million bridge facility agreement with Nordea and SEB as mandated lead arrangers and underwriters and Nordea as agent (the “Bridge Facility Agreement”). Assuming that the Merger is completed, the Bridge Facility Agreement will be assumed by Munksjö on the Effective Date pursuant to an amended and restated bridge facility agreement (the “Amended and Restated Bridge Facility Agreement,” and together with the Term and Revolving Facilities Agreement, the “New Financing Agreements”) with amended and restated terms and the commitments reduced to EUR 100 million (the “Amended and Restated Bridge Facility,” and together with the Term Loan Facilities and the Revolving Credit Facility, the “Facilities”). The Term and Revolving Facilities Agreement and the Amended and Restated Bridge Facility Agreement provide that the Facilities will be available to the Combined Company on a certain funds basis subject to the completion of the Merger and certain other customary conditions precedent.

The existing indebtedness that is expected to be refinanced under the Facilities include, among others, indebtedness under Munksjö’s EUR 345 million and SEK 570 million term and revolving facilities agreement (as discussed under “Information about Munksjö—Operating and Financial Review and Prospects of Munksjö—Liquidity and Capital Resources—Borrowings” in the Prospectus), Ahlstrom’s EUR 180 million multicurrency revolving credit facility agreement (as discussed under “Information about Ahlstrom—Operating and Financial Review and Prospects of

Ahlstrom—Liquidity and Capital Resources—Liquidity” in the Prospectus) and certain bilateral financing arrangements of Ahlstrom.

Basis of Presentation

The Merger will be accounted for as a business combination at consolidation using the acquisition method of accounting under the provisions of IFRS 3 with Munksjö determined as the acquirer of Ahlstrom. The acquisition method of accounting in accordance with IFRS 3 applies the fair value concepts defined in “IFRS 13 – Fair Value Measurement,” and requires, among other things, that the identifiable assets acquired and liabilities assumed in a business combination are recognized at their fair values as of the acquisition date, with any excess of the purchase consideration over the fair value of identifiable net assets acquired recognized as goodwill. The purchase price calculation presented herein has been made solely for the purpose of preparing this Unaudited Pro Forma Financial Information. The Unaudited Pro Forma Financial Information has been prepared in accordance with the Annex II to the Commission Regulation (EU) N:o 809/2004, as amended, and on a basis consistent with IFRS as adopted by the EU and with the accounting principles applied in Munksjö’s audited consolidated financial statements as at and for the year ended December 31, 2015. The Unaudited Pro Forma Financial Information has not been compiled in accordance with Article 11 of Regulation S-X under the Securities Act or the guidelines established by the American Institute of Certified Public Accountants.

The Unaudited Pro Forma Financial Information has been derived from (a) Munksjö’s audited consolidated financial statements as at and for the year ended December 31, 2015, (b) Munksjö’s unaudited consolidated financial information as at and for the nine months ended September 30, 2016, (c) Ahlstrom’s audited consolidated financial statements as at and for the year ended December 31, 2015 and (d) Ahlstrom’s unaudited consolidated financial information as at and for the nine months ended September 30, 2016.

The unaudited pro forma combined statement of financial position as at September 30, 2016 gives effect to the Merger and the refinancing under the New Financing Agreements as if they had occurred on that date. The unaudited pro forma combined income statements for the nine months ended September 30, 2016 and for the year ended December 31, 2015 give effect to the Merger and the refinancing under the New Financing Agreements as if they had occurred on January 1, 2015.

The Unaudited Pro Forma Financial Information reflects adjustments to historical financial information to give pro forma effect to events that are directly attributable to the Merger and to the refinancing under the New Financing Agreements and which are factually supportable. The Unaudited Pro Forma Financial Information and explanatory notes present how Munksjö’s financial statements may have appeared had the businesses actually been combined and had Munksjö’s capital structure reflected the Merger and the refinancing under the New Financing Agreements on the dates noted above.

Munksjö has performed a preliminary review of Ahlstrom’s IFRS accounting policies, based primarily on publicly available information, to determine whether any adjustments were necessary to ensure comparability in the Unaudited Pro Forma Financial Information. At this time, Munksjö has identified two differences which are further described in Note 1 to the Unaudited Pro Forma Financial Information below. Upon the completion of the Merger, Munksjö will conduct a detailed review of Ahlstrom’s accounting policies. Further, certain reclassifications were made to amounts in Ahlstrom’s financial statements to align with Munksjö’s presentation as described further in Note 1 to the Unaudited Pro Forma Financial Information below.

The Unaudited Pro Forma Financial Information assumes that all shares in Ahlstrom will be exchanged to shares in Munksjö applying the Merger Consideration (excluding treasury shares held by Ahlstrom) and that none of Ahlstrom’s shareholders have demanded their shares in Ahlstrom to be redeemed in cash.

The Unaudited Pro Forma Financial Information reflects the application of pro forma adjustments that are preliminary and are based upon available information and certain assumptions described in the accompanying notes to the Unaudited Pro Forma Financial Information below and that Munksjö believes are reasonable under the circumstances. Actual results of the Merger may materially differ from the assumptions used in the Unaudited Pro Forma Financial Information. The Unaudited Pro Forma Financial Information has been prepared by Munksjö for illustrative purposes only and it reflects the assumed circumstances, and is not necessarily indicative of the actual financial position or results of operations of Munksjö that would have been realized had the Merger and the refinancing under the New Financing Agreements occurred as at the dates indicated, nor is it meant to be indicative of any anticipated financial position or future results of operations that Munksjö will experience going forward. In addition, the unaudited pro forma combined income statements do not reflect any expected cost savings or synergy benefits that are expected to be generated or incurred.

All amounts presented are in millions of euros unless otherwise noted. The Unaudited Pro Forma Financial Information set forth herein has been rounded. Accordingly, in certain instances, the sum of the numbers in a column or row may not conform exactly to the total amount given for that column or row.

Unaudited Pro Forma Combined Statement of Financial Position as at September 30, 2016

The following table sets forth the unaudited pro forma combined statement of financial position as at September 30, 2016:

	As at September 30, 2016
	Munksjö historical	Ahlstrom reclassified	Merger	New Financing Agreements	Combined Company pro forma
		(Note 1)	(Note 2)	(Note 3)
	(EUR in millions)
Assets
Non-current assets
Tangible assets	416.1	312.7	130.5	–	859.3
Goodwill	225.5	72.2	275.5	–	573.2
Other intangible assets	43.5	10.7	221.3	–	275.5
Equity accounted investments	2.2	15.7	(15.7)	–	2.2
Other non-current assets	3.2	8.1	(0.5)	1.9	12.7
Deferred tax assets	48.3	66.6	(9.1)	–	105.8

Total non-current assets	738.8	486.0	601.9	1.9	1,828.6
Current assets
Inventory	156.0	123.2	(8.3)	–	270.9
Accounts receivable	115.9	111.7	(7.1)	–	220.6
Other current assets	30.4	31.7	(3.0)	–	59.0
Current tax asset	1.2	1.3	–	–	2.5
Cash and cash equivalents	116.2	54.5	(62.6)	19.0	127.0

Total current assets	419.7	322.4	(81.1)	19.0	680.0

Total assets	1,158.5	808.4	520.8	21.0	2,508.6

Equity and liabilities
Equity
Attributable to parent company’s shareholders
Share capital	15.0	70.0	–	–	85.0
Reserve for unrestricted equity	254.1	–	428.6	–	682.7
Other reserves	370.9	41.2	(41.2)	–	370.9
Retained earnings	(219.1)	91.8	55.9	(3.5)	(74.9)
Hybrid bond	–	100.0	(100.0)	–	–

Total equity attributable to parent company’s shareholders	420.9	303.0	343.3	(3.5)	1,063.7
Non-controlling interests	4.0	4.6	–	–	8.7
Total equity	424.9	307.6	343.3	(3.5)	1,072.4

Non-current liabilities
Non-current borrowings	293.6	100.3	109.9	67.2	571.0
Other non-current liabilities	3.1	0.0	–	–	3.1
Pension obligations	51.7	99.5	(33.3)	–	117.8
Deferred tax liabilities	74.4	2.1	94.0	–	170.6
Provisions	17.7	0.4	–	–	18.2

Total non-current liabilities	440.5	202.4	170.6	67.2	880.6
Current liabilities
Current borrowings	22.4	84.6	(0.2)	(43.7)	63.1
Accounts payable	141.2	139.8	0.3	1.0	282.3
Liabilities to equity accounted investments	5.9	–	–	–	5.9
Accrued expenses and deferred income	103.6	44.1	7.0	–	154.8
Current tax liabilities	8.0	7.2	0.0	–	15.2
Other current liabilities	12.0	22.7	(0.4)	–	34.4

Total current liabilities	293.1	298.4	6.9	(42.7)	555.6

Total liabilities	733.6	500.8	177.5	24.5	1,436.2

Total equity and liabilities	1,158.5	808.4	520.8	21.0	2,508.6

Refer to accompanying notes to the Unaudited Pro Forma Financial Information

Unaudited Pro Forma Combined Income Statement for the Nine Months Ended September 30, 2016

The following table sets forth the unaudited pro forma combined income statement for the nine months ended September 30, 2016:

	For the nine months ended September 30, 2016
	Munksjö historical	Ahlstrom reclassified	Merger	New Financing Agreements	Combined Company pro forma
		(Note 1)	(Note 2)	(Note 3)
	(EUR in millions, unless otherwise indicated)
Net sales	860.5	819.8	(59.9)	–	1,620.4
Other operating income	5.3	5.5	(0.1)	–	10.7

Total income	865.8	825.3	(60.0)	–	1,631.1
Changes in inventories	2.1	1.9	0.1	–	4.0
Materials and supplies	(411.5)	(368.1)	33.4	–	(746.2)
Other external costs	(199.5)	(194.3)	26.5	–	(367.2)
Personnel costs	(156.3)	(163.6)	3.4	–	(316.5)
Depreciation and amortization	(42.1)	(38.3)	(23.1)	–	(103.5)
Share of profit in equity accounted investments	–	0.2	(0.2)	–	–

Operating result	58.5	63.0	(19.9)	–	101.7
Financial income	4.0	0.3	(0.1)	–	4.3
Financial costs	(18.2)	(11.9)	0.7	(0.9)	(30.3)

Net financial items	(14.2)	(11.6)	0.7	(0.9)	(26.0)

Profit/(loss) before tax	44.3	51.4	(19.2)	(0.9)	75.7
Taxes	(12.8)	(18.0)	6.2	0.2	(24.4)

Net result for the period	31.5	33.5	(13.0)	(0.7)	51.2

Net result attributable to:
Parent company’s shareholders	31.3	33.4	(13.0)	(0.7)	51.0
Non-controlling interests	0.2	0.0	–	–	0.3

Earnings per share (attributable to parent company’s shareholders)
Basic earnings per share, EUR	0.62				0.53
Diluted earnings per share, EUR	0.62				0.53

Average number of shares
Basic	50,761,581				96,138,573
Diluted	50,878,354				96,255,346

Refer to accompanying notes to the Unaudited Pro Forma Financial Information

Unaudited Pro Forma Combined Income Statement for the Year Ended December 31, 2015

The following table sets forth the unaudited pro forma combined income statement for the year ended December 31, 2015:

	For the year ended December 31, 2015
	Munksjö historical	Ahlstrom reclassified	Merger	New Financing Agreements	Combined Company pro forma
		(Note 1)	(Note 2)	(Note 3)
	(EUR in millions, unless otherwise indicated)
Net sales	1,130.7	1,074.7	(80.8)	–	2,124.6
Other operating income	11.6	4.4	3.8	–	19.8

Total income	1,142.3	1,079.1	(76.9)	–	2,144.4
Changes in inventories	1.0	5.2	(4.3)	–	2.0
Materials and supplies	(573.9)	(495.2)	48.2	–	(1,020.8)
Other external costs	(283.6)	(276.0)	21.1	–	(538.6)
Personnel costs	(199.5)	(216.6)	4.4	–	(411.8)
Depreciation and amortization	(53.6)	(74.6)	(22.5)	–	(150.6)
Share of profit in equity accounted investments	0.0	0.2	(0.2)	–	0.0

Operating result	32.7	22.1	(30.1)	–	24.6
Financial income	10.5	0.5	(0.0)	–	11.0
Financial costs	(15.2)	0.1	0.9	(5.2)	(19.4)

Net financial items	(4.7)	0.6	0.9	(5.2)	(8.5)

Profit/(loss) before tax	28.0	22.6	(29.3)	(5.2)	16.2
Taxes	(5.2)	(14.1)	4.4	1.0	(13.8)

Net result for the period	22.8	8.6	(24.8)	(4.2)	2.4

Net result attributable to:
Parent company’s shareholders	22.4	9.2	(24.8)	(4.2)	2.6
Non-controlling interests	0.4	(0.7)	–	–	(0.2)

Earnings per share (attributable to parent company’s shareholders)
Basic earnings per share, EUR	0.44				0.03
Diluted earnings per share, EUR	0.44				0.03

Average number of shares
Basic	50,818,260				96,195,252
Diluted	50,918,311				96,295,303

Refer to accompanying notes to the Unaudited Pro Forma Financial Information

Notes to the Unaudited Pro Forma Financial Information

(1)	Alignment of Ahlstrom’s Financial Information with Munksjö’s Accounting Principles and Presentation

Accounting Policy Alignment

Munksjö has performed a preliminary review of Ahlstrom’s accounting policies, based primarily on publicly available information, to determine whether any adjustments were necessary to ensure comparability in the Unaudited Pro Forma Financial Information. Munksjö has identified two differences, one relating to the accounting for government grants and another relating to the accounting for emission rights.

According to Munksjö’s accounting policies, grants related to expense items are recognized in the consolidated statement of comprehensive income to adjust those expenses that the grants are intended to offset. According to Ahlstrom’s accounting policies, grants received as reimbursement of expenses are recognized in other operating income. Thus, in the Unaudited Pro Forma Financial Information, the government grants have been adjusted in accordance with Munksjö’s accounting policies as presented in “—Reclassification of Ahlstrom’s Historical Financial Information” below.

According to Munksjö’s accounting policies, emission rights are initially recorded at fair value when the group obtains control and are subsequently measured at cost on a FIFO (first-in-first-out) basis. According to Ahlstrom’s accounting policies, the allocated emission allowances received free of charge and the liability based on the actual emissions are netted. No intangible asset is recognized for the excess of allowances. Thus, Ahlstrom’s net assets as at September 30, 2016 have been adjusted with the fair value of the emission allowances in excess in Note 2 below.

Upon the completion of the Merger, Munksjö will conduct a detailed review of Ahlstrom’s accounting policies. As a result of that review, Munksjö may identify additional accounting policy differences between the two companies that, when conformed, could have further impact on the combined financial statements. Based on the information available at this time, Munksjö is not aware of any other accounting policy differences that could have a material impact on the Unaudited Pro Forma Financial Information.

Reclassification of Ahlstrom’s Historical Financial Information

Certain reclassifications were made to align Ahlstrom’s historical financial information with Munksjö’s financial statement presentation. Upon the completion of the Merger, Munksjö will conduct a detailed review of Ahlstrom’s financial statement presentation. As a result of that review, Munksjö may identify additional presentation differences between the two companies that, when conformed, could have further impact on the presentation of the combined financial statements. Based on the information available at this time, Munksjö is not aware of any other presentation differences that could have a material impact on the Unaudited Pro Forma Financial Information.

The following table sets forth the reclassifications that were made to align Ahlstrom’s historical statement of financial position as at September 30, 2016 with Munksjö’s financial statement presentation:

	As at September 30, 2016
	Historical Ahlstrom	Reclassi- fications	Note	Ahlstrom reclassified
	(EUR in millions)
Non-current assets
Other non-current assets	–	8.1	(i), (ii)	8.1
Other receivables	7.8	(7.8)	(i)	–
Other investments	0.3	(0.3)	(ii)	–
Current assets
Accounts receivable	–	111.7	(iii)	111.7
Other current assets	–	31.7	(iii)	31.7
Trade and other receivables	143.4	(143.4)	(iii)	–
Current liabilities
Accounts payable	–	139.8	(iv)	139.8
Accrued expenses and deferred income	–	44.1	(iv)	44.1
Other current liabilities	–	22.7	(iv), (v)	22.7
Trade and other payables	201.4	(201.4)	(iv)	–
Provisions	5.1	(5.1)	(v)	–

(i)	Reclassification of EUR 7.8 million from other receivables to other non-current assets.
(ii)	Reclassification of EUR 0.3 million from other investments to other non-current assets.
(iii)	Reclassification of EUR 143.4 million from trade and other receivables to accounts receivable (EUR 111.7 million) and other current assets (EUR 31.7 million).
(iv)

Reclassification of EUR 201.4 million from trade and other payables to accounts payable (EUR 139.8 million), accrued expenses and deferred income (EUR 44.1 million) and other current liabilities (EUR 17.5 million).

(v)	Reclassification of EUR 5.1 million from provisions to other current liabilities.

The following table sets forth the accounting policy alignments and reclassifications that were made to align Ahlstrom’s historical income statement presentation with expense classification based on function for the nine months ended September 30, 2016 with Munksjö’s financial statement presentation with expense classification based on nature:

	For the nine months ended September 30, 2016
	Historical Ahlstrom	Reclassi- fications	Accounting policy alignment	Note	Ahlstrom reclassified
	(EUR in millions)
Other operating income	7.4	–	(1.9)	(i)	5.5
Changes in inventories	–	1.9	–	(ii)	1.9
Materials and supplies	–	(368.1)	–	(ii)	(368.1)
Other external costs	–	(196.1)	1.9	(i), (ii), (iii), (iv), (v), (vi)	(194.3)
Personnel costs	–	(163.6)	–	(ii), (iii), (iv), (v)	(163.6)
Depreciation and amortization	–	(38.3)	–	(ii), (iii), (iv), (v), (vi)	(38.3)
Cost of goods sold	(663.3)	663.3	–	(ii)	–
Sales and marketing expenses	(28.8)	28.8	–	(iii)	–
R&D expenses	(12.4)	12.4	–	(iv)	–
Administrative expenses	(55.8)	55.8	–	(v)	–
Other operating expenses	(3.9)	3.9	–	(vi)	–

(i)

Adjustment of income relating to government grants received of EUR 1.9 million from other operating income to a deduction of other external costs to align Ahlstrom’s accounting policy with Munksjö’s accounting policy.

(ii)

Reclassification of EUR 663.3 million from cost of goods sold to materials and supplies (EUR 368.1 million), other external costs (EUR 153.6 million), personnel costs (EUR 108.7 million), depreciation and amortization (EUR 34.6 million) and changes in inventories (EUR 1.9 million).

(iii)

Reclassification of EUR 28.8 million from sales and marketing expenses to personnel costs (EUR 21.1 million), other external costs (EUR 7.7 million) and depreciation and amortization (EUR 0.1 million).

(iv)	Reclassification of EUR 12.4 million from R&D expenses to personnel costs (EUR 8.3 million), other external costs (EUR 2.9 million) and depreciation and amortization (EUR 1.1 million).
(v)	Reclassification of EUR 55.8 million from administrative expenses to other external costs (EUR 28.4 million), personnel costs (EUR 25.4 million) and depreciation and amortization (EUR 1.9 million).
(vi)	Reclassification of EUR 3.9 million from other operating expenses to other external costs (EUR 3.5 million) and depreciation and amortization (EUR 0.5 million).

The following table sets forth the reclassifications that were made to align Ahlstrom’s historical income statement presentation with expense classification based on function for the year ended December 31, 2015 with Munksjö’s financial statement presentation with expense classification based on nature:

	For the year ended December 31, 2015
	Historical Ahlstrom	Reclassi- fications	Accounting policy alignment	Note	Ahlstrom reclassified
	(EUR in millions)
Other operating income	7.0	–	(2.6)	(i)	4.4
Changes in inventories	–	5.2	–	(ii)	5.2
Materials and supplies	–	(495.2)	–	(ii)	(495.2)
Other external costs	–	(278.6)	2.6	(i), (ii), (iii), (iv), (v), (vi)	(276.0)
Personnel costs	–	(216.6)	–	(ii), (iii), (iv), (v)	(216.6)
Depreciation and amortization	–	(74.6)	–	(ii), (iii), (iv), (v), (vi)	(74.6)
Cost of goods sold	(910.0)	910.0	–	(ii)	–
Sales and marketing expenses	(40.2)	40.2	–	(iii)	–
R&D expenses	(20.9)	20.9	–	(iv)	–
Administrative expenses	(76.4)	76.4	–	(v)	–
Other operating expenses	(12.4)	12.4	–	(vi)	–

(i)

Adjustment of income relating to government grants received of EUR 2.6 million from other operating income to a deduction of other external costs to align Ahlstrom’s accounting policy with Munksjö’s accounting policy.

(ii)

Reclassification of EUR 910.0 million from cost of goods sold to materials and supplies (EUR 495.2 million), other external costs (EUR 214.0 million), personnel costs (EUR 144.0 million), depreciation and amortization (EUR 61.9 million) and changes in inventories (EUR 5.2 million).

(iii)

Reclassification of EUR 40.2 million from sales and marketing expenses to personnel costs (EUR 28.1 million), other external costs (EUR 11.6 million) and depreciation and amortization (EUR 0.4 million).

(iv)	Reclassification of EUR 20.9 million from R&D expenses to personnel costs (EUR 11.8 million), other external costs (EUR 7.5 million) and depreciation and amortization (EUR 1.5 million).
(v)	Reclassification of EUR 76.4 million from administrative expenses to other external costs (EUR 40.6 million), personnel costs (EUR 32.7 million) and depreciation and amortization (EUR 3.2 million).
(vi)	Reclassification of EUR 12.4 million from other operating expenses to depreciation and amortization (EUR 7.5 million) and other external costs (EUR 4.9 million).

In addition to the accounting policy alignments and reclassifications presented above for both the nine months ended September 30, 2016 and for the year ended December 31, 2015, it should be noted that Ahlstrom has historically presented share of profits of equity accounted investments below operating result (EUR 0.2 million for the nine months ended September 30, 2016 and for the year ended December 31, 2015), whereas Munksjö includes share of profits in equity accounted investments within operating result. Ahlstrom’s presentation has been aligned with Munksjö’s presentation in this regard.

(2)	Merger

The following table sets forth the pro forma adjustments that give effect to the Merger on the unaudited pro forma combined statement of financial position as at September 30, 2016 (the adjustments have been separated into different sections based on the nature of the adjustment as described below under each section in the respective notes):

	As at September 30, 2016
	Fund distributions	Acquisition - Purchase price allocation to acquired assets and assumed liabilities	Merger impact to parent company equity	Transaction costs	The Merger in total
	(Note 2a)	(Notes 2a and 2b)	(Note 2c)	(Note 2d)	(Note 2)
	(EUR in millions)
Assets
Non-current assets
Tangible assets	–	130.5	–	–	130.5
Goodwill	–	275.5	–	–	275.5
Other intangible assets	–	221.3	–	–	221.3
Equity accounted investments	–	(15.7)	–	–	(15.7)
Other non-current assets	–	(0.5)	–	–	(0.5)
Deferred tax assets	–	(9.4)	–	0.3	(9.1)

Total non-current assets	–	601.6	–	0.3	601.9
Current assets
Inventory	–	(8.3)	–	–	(8.3)
Accounts receivable	–	(7.1)	–	–	(7.1)
Other current assets	–	(2.7)	–	(0.3)	(3.0)
Current tax asset	–	–	–	–	–
Cash and cash equivalents	(22.8)	(39.8)	–	–	(62.6)

Total current assets	(22.8)	(57.9)	–	(0.3)	(81.1)

Total assets	(22.8)	543.7	–	(0.1)	520.8

Equity and liabilities
Equity
Attributable to parent company’s shareholders
Share capital	–	(70.0)	70.0	–	–
Reserve for unrestricted equity	(22.8)	684.7	(232.2)	(1.1)	428.6
Other reserves	–	(41.2)	–	–	(41.2)
Retained earnings	–	(91.8)	162.2	(14.5)	55.9
Hybrid bond	–	(100.0)	–	–	(100.0)

Total equity attributable to parent company’s shareholders	(22.8)	381.8	–	(15.6)	343.3
Non-controlling interests	–	–	–	–	–

Total equity	(22.8)	381.8	–	(15.6)	343.3

Non-current liabilities
Non-current borrowings	–	109.9	–	–	109.9
Other non-current liabilities	–	–	–	–	–
Pension obligations	–	(33.3)	–	–	(33.3)
Deferred tax liabilities	–	94.0	–	–	94.0
Provisions	–	–	–	–	–

Total non-current liabilities	–	170.6	–	–	170.6
Current liabilities
Current borrowings	–	(0.2)	–	–	(0.2)
Accounts payable	–	(15.2)	–	15.5	0.3
Accrued expenses and deferred income	–	7.0	–	–	7.0
Current tax liabilities	–	0.0	–	–	0.0
Other current liabilities	–	(0.4)	–	–	(0.4)

Total current liabilities	–	(8.7)	–	15.5	6.9

Total liabilities	–	161.9	–	15.5	177.5

Total equity and liabilities	(22.8)	543.7	–	(0.1)	520.8

(2a)	Fund Distributions

The Boards of Directors of Munksjö and Ahlstrom have proposed to their respective EGMs the authorization of the respective Board of Directors to resolve upon the distribution of funds in the total amount of approximately EUR 23 million each, corresponding to EUR 0.45 per share in Munksjö and EUR 0.49 per share in Ahlstrom, to their respective shareholders before the completion of the Merger in lieu of the companies’ ordinary annual distribution. Munksjö would implement such distribution as a return of equity from the reserve for invested unrestricted equity and Ahlstrom would implement such distribution as a dividend payment.

This distribution of funds for Munksjö has been reflected in the unaudited pro forma combined statement of financial position by deducting EUR 22.8 million from the reserve for unrestricted equity and EUR 22.8 million from cash and cash equivalents. Ahlstrom’s dividend payment will take place prior to the Effective Date and as such, will decrease the acquired assets of Ahlstrom at the acquisition date and is reflected in the adjustment 2b below for the assets acquired and liabilities assumed in the acquisition.

(2b)	Acquisition – Purchase Price Allocation to Acquired Assets and Assumed Liabilities

The Merger will be accounted using the acquisition method of accounting where Munksjö acquires Ahlstrom. Under the acquisition method of accounting, purchase consideration is allocated to assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. The excess of the estimated preliminary purchase consideration over the estimated fair value of the identifiable net assets acquired has been allocated to goodwill in this Unaudited Pro Forma Financial Information.

Preliminary Estimate of the Fair Value of the Purchase Consideration

The purchase consideration is determined based on the fair value of the Merger Consideration Shares. The aggregate number of the Merger Consideration Shares is expected to be 45,376,992 shares (excluding treasury shares held by Ahlstrom and assuming that none of Ahlstrom’s shareholders demand at the EGM of Ahlstrom resolving on the Merger that their shares in Ahlstrom be redeemed) with an aggregate fair value of EUR 684.7 million based on the November 10, 2016 closing price of EUR 15.09 of the Munksjö share on Nasdaq Helsinki, corresponding to the preliminary estimate of the purchase consideration as if the acquisition occurred on September 30, 2016. Ahlstrom’s shareholders will receive as Merger Consideration 0.9738 Merger Consideration Shares for each share in Ahlstrom owned by them.

The preliminary estimate of the purchase consideration reflected in the Unaudited Pro Forma Financial Information does not purport to represent the actual consideration to be transferred upon the completion of the Merger. In accordance with IFRS, the fair value of the Merger Consideration Shares to be issued by Munksjö corresponding to the purchase consideration transferred in the acquisition will be measured on the Effective Date at the then-current market price (fair value) of the Munksjö share. This requirement will likely result in a purchase consideration different from the amount used in the Unaudited Pro Forma Financial Information and that difference may be material. A change of 5 percent per share in the Munksjö share price would increase or decrease the consideration expected to be transferred by approximately EUR 34.2 million, which would be reflected in the Unaudited Pro Forma Financial Information as an increase or decrease to goodwill.

Assets Acquired and Liabilities Assumed in Connection with the Merger

Munksjö has made a preliminary allocation of the aggregate estimated purchase consideration, which is based upon estimates that are believed to be reasonable. As at the date of this Prospectus, Munksjö has not completed all of the detailed valuation studies necessary to arrive at the required estimates of fair value for all of Ahlstrom’s assets to be acquired and liabilities to be assumed. Upon the completion of the Merger, Munksjö will conduct a detailed valuation of all assets and liabilities as of the acquisition date at which point the fair value of acquired assets and assumed liabilities may materially differ from the amounts presented herein. Ahlstrom’s consolidated balance sheet information as at September 30, 2016 was used in the preliminary purchase price allocation presented below and accordingly, the final fair values will be determined on the basis of assets acquired and liabilities assumed at the Effective Date.

The following table sets forth the net assets acquired and the preliminary purchase price allocation:

		Pro forma adjustment
	Ahlst-rom reclassi- fied	Fair valuation of assets and liabilities		Note	Funds distri- bution	Sale of Ahlst- rom Osna- brück GmbH	Acquisi- tion of the 50 percent interest in AM Real Estate S.r.l	Total adjust- ment without additi- onal goodwill	Total
	(Note 1)	(Notes 2a and 2b)			(Note 2a)	(Note 2b)	(Note 2b)
	(EUR in millions)
Tangible assets	312.7	120.0		(i)	–	–	10.5	130.5	443.3
Goodwill	72.2	(72.2)		(ii)	–	–	–	(72.2)	–
Other intangible assets	10.7	221.3		(ii), (iii)	–	(0.1)	–	221.3	232.0
Equity accounted investments	15.7	–			–	(3.2)	(12.5)	(15.7)	(0.0)
Other non-current assets	8.1	–			–	(0.5)	–	(0.5)	7.5
Deferred tax assets	66.6	(10.1)		(v)	–	–	0.7	(9.4)	57.2
Total non-current assets	486.0	259.0			–	(3.8)	(1.2)	254.0	739.9
Inventory	123.2	4.4		(iv)	–	(12.7)	–	(8.3)	114.8
Accounts receivable	111.7	–		(ix)	–	(6.9)	(0.2)	(7.1)	104.6
Other current assets	31.7	–			–	(3.0)	0.3	(2.7)	28.9
Current tax asset	1.3	–			–	–	–	–	1.3
Cash and cash equivalents	54.5	–			(22.8)	(17.8)	0.8	(39.8)	14.7
Total current assets	322.4	4.4			(22.8)	(40.4)	0.9	(57.9)	264.5
Non-current borrowings	100.3	110.6		(vi)	–	–	(0.7)	109.9	210.2
Other non-current liabilities	0.0	–			–	–	–	–	0.0
Pension obligations	99.5	–			–	(33.3)	–	(33.3)	66.2
Deferred tax liabilities	2.1	93.0		(vii)	–	–	1.1	94.0	96.1
Provisions	0.4	–			–	–	–	–	0.4
Total non-current liabilities	202.4	203.6			–	(33.3)	0.3	170.6	373.0
Current borrowings	84.6	0.4		(vi)	–	–	(0.5)	(0.2)	84.4
Accounts payable	139.8	–		(ix)	–	(15.1)	(0.1)	(15.2)	124.6
Accrued expenses and deferred income	44.1	8.1		(viii)	–	(1.0)	(0.0)	7.0	51.2
Current tax liabilities	7.2	–			–	–	0.0	0.0	7.2
Other current liabilities	22.7	–			–	(0.4)	(0.0)	(0.4)	22.3
Total current liabilities	298.4	8.5			–	(16.5)	(0.6)	(8.7)	289.7
Net assets acquired									341.7
Non-controlling interests									(4.6)
Goodwill		(ii	)						347.6
Estimated purchase consideration		(2b	)						684.7

Fair valuation of assets and liabilities

(i)

A preliminary fair value adjustment of EUR 120.0 million has been recorded to tangible assets in the pro forma combined statement of financial position as at September 30, 2016 to reflect the preliminary fair value of acquired property, plant and equipment (“PPE”) of EUR 443.3 million after taking consideration also the impact of the acquisition of the 50 percent in AM Real Estate S.r.l as described in “—Acquisition of the 50 Percent Interest of AM Real Estate S.r.l” below.

Based on the preliminary valuation, additional depreciation expense of EUR 7.5 million has been recorded to the unaudited pro forma combined income statement for the nine months ended September 30, 2016 and EUR 10.0 million for the year ended December 31, 2015. The remaining depreciation period for the acquired PPE is estimated to be 12 years.

(ii)

These adjustments reflect the elimination of the historical goodwill totaling EUR 72.2 million and book value of existing intangible assets totaling EUR 3.3 million, which are fair valued as part of the preliminary purchase price allocation. Correspondingly, amortization of EUR 1.1 million has been eliminated from the unaudited pro forma combined income statement for the nine months period ended September 30, 2016 and EUR 3.0 million from the unaudited pro forma combined income statement for the year ended December 31, 2015.

The goodwill recognized in the unaudited pro forma combined statement of financial position as at September 30, 2016 represents the excess of the preliminary purchase consideration transferred over the preliminary fair value of identifiable net assets acquired. The goodwill of EUR 347.6 million arising from the acquisition is attributable to synergies and assembled workforce. Munksjö expects that the goodwill will not be deductible for tax purposes.

For pro forma presentation purposes, the difference between Ahlstrom’s existing goodwill of EUR 72.2 million and the preliminary goodwill amount arising in the transaction of EUR 347.6 million of EUR 275.5 million is adjusted in the unaudited pro forma combined statement of financial position.

(iii)

The preliminary fair values of intangible assets have been determined primarily through the use of the “income approach,” which requires an estimate or forecast of expected future cash flows. Either the multi-period excess earnings method or the relief-from-royalty method has been used as the income based valuation method.

The following table sets forth the preliminary fair value estimates of the identifiable intangible assets and result for the period estimated average useful lives representing the amortization periods:

			Estimated Amortization
	Estimated preliminary fair value	Useful life	For the nine months ended September 30, 2016	For the year ended December 31, 2015
	(EUR in millions)
Customer relationships	167.0	10 years	(12.5)	(16.7)
Trademark	45.7	15 years	(2.3)	(3.0)
Technology	9.4	10 years	(0.7)	(0.9)
Contract based intangibles	2.5	1 year	–	(2.5)
Other intangibles	7.4		(0.5)	(0.6)
Total	232.0		(16.0)	(23.8)

Customer relationships represent the fair value of the customer agreements and underlying relationships with Ahlstrom’s customers. Order backlog is included in the fair value of customer relationships. Based on the preliminary valuation, amortization expense of EUR 12.5 million has been recorded to the unaudited pro forma combined income statement for the nine months ended September 30, 2016 and EUR 16.7 million for the year ended December 31, 2015.

Trademarks represent the fair value of the Ahlstrom trademark and other substantial trademarks owned by Ahlstrom. Based on the preliminary valuation, amortization expense of EUR 2.3 million has been recorded to the unaudited pro forma combined income statement for the nine months ended September 30, 2016 and EUR 3.0 million for the year ended December 31, 2015.

Ahlstrom has acquired and internally developed patents that are estimated to provide future economic benefits. Technology represents the fair value of Ahlstrom’s products that have reached technological feasibility and are part of Ahlstrom’s product lines at the time of acquisition. Based on the preliminary valuation, amortization expense of EUR 0.7 million has been recorded to the unaudited pro forma combined income statement for the nine months ended September 30, 2016 and EUR 0.9 million for the year ended December 31, 2015.

Contract based intangibles represent emission rights that Ahlstrom owns. The total fair value of emission rights has been expensed in the pro forma income statement during 2015 assuming that these rights would be consumed within one year. Thus, amortization expense of EUR 2.5 million has been recorded to the unaudited pro forma combined income statement for the year ended December 31, 2015.

Other intangibles represent computer software and other licenses used by Ahlstrom. For pro forma purposes it has been concluded that the carrying value of EUR 7.4 million represents the fair value and the useful lives are not impacted by the acquisition. Based on the preliminary valuation, amortization expense of EUR 0.5 million has already been recorded to Ahlstrom’s income statement for the nine months ended September 30, 2016 and EUR 0.6 million for the year ended December 31, 2015.

(iv)

A preliminary fair value adjustment of EUR 4.4 million has been recorded to inventories in the unaudited pro forma combined statement of financial position as at September 30, 2016 to reflect the preliminary fair value of acquired inventories of EUR 114.8 million. Munksjö expects that the acquired inventory would turn over within a year and accordingly, the preliminary fair value adjustment of EUR 4.4 million has been recorded to the unaudited pro forma combined income statement as an expense for the year ended December 31, 2015. This adjustment is not expected to have a continuing impact on the Combined Company’s results or financial position.

(v)

This adjustment reflects the write-down of the deferred tax asset recognized on the tax loss carryforwards in Germany amounting to EUR 10.1 million. The tax loss carryforwards will not be available under currently enacted tax laws applying to the change of control.

(vi)

Munksjö assumes in the acquisition Ahlstrom’s hybrid bond of EUR 100.0 million which Ahlstrom has classified as equity at consolidation. The assumed liability has been reclassified from equity to debt and is included in the acquired net assets. Further, it is fair valued at the make whole price of EUR 105.5 million, as defined in the terms and conditions of the hybrid bond, representing the settlement price for the bond by a market participant as at September 30, 2016.

A fair value adjustment of EUR 5.1 million has been recognized for the Notes (as defined under “Information about the Combined Company—Certain Other Financing Arrangements” in the Prospectus) included in Ahlstrom’s non-current borrowings. The carrying value of the Notes amounts to EUR 104.8 million after the adjustment representing the ask price of the bond as at September 30, 2016.

A fair value adjustment of EUR 0.4 million has been recorded in current borrowings held at amortized cost. After the adjustment, the current borrowings are valued at fair value (exit price) as at September 30, 2016.

(vii)

Represents the estimated non-current deferred tax liability related to the fair value adjustments reflected in the unaudited pro forma combined statement of financial position (excluding adjustments related to goodwill, which is assumed to be non-deductible). The resulting impact increases deferred tax liabilities by EUR 93.0 million. Deferred income tax impacts for non-financial assets were calculated based on an assumed blended tax rate of 28.0 percent and for assumed financial liabilities based on nominal tax rate of 20.0 percent representing the tax rate in Finland. The tax rates are based on preliminary assumptions related to the underlying jurisdictions that the income or expense will be recorded. The effective tax rate of the Combined Company could be significantly different depending on the post-acquisition activities, including cash needs, geographical mix of net income and tax planning strategies.

(viii)

Pursuant to the terms and conditions of Ahlstrom’s long-term incentive plan 2014–2018, the plan will be settled in cash if Ahlstrom decides on a merger. Accordingly, the assumed liabilities have been adjusted to account for the estimated settlement liability assuming that the maximum reward of 276,500 shares would be settled in full applying Ahlstrom’s share price as at November 10, 2016 of EUR 14.95 (the pro forma share price date) including the tax and social cost impact. The value of this liability will be measured based on Ahlstrom’s share price at each reporting date.

(ix)

This adjustment reflects the elimination of balances between Munksjö and Ahlstrom amounting to EUR 0.0 million as at September 30, 2016. The net sales of EUR 0.2 million and corresponding materials and supplies have been eliminated from the combined pro forma unaudited income statement for the nine months ended September 30, 2016 and, respectively, EUR 0.3 million from the combined pro forma unaudited income statement for the year ended December 31, 2015.

The following tables set forth the impact of the acquisition and the preliminary purchase price allocation that has been reflected to the unaudited pro forma combined income statement for the nine months ended September 30, 2016 and for the year ended December 31, 2015:

	For the nine months ended September 30, 2016
	Additional depreciation of tangible assets	Elimination of amortization of existing intangible assets	Additional amortization of intangible assets	Inventory fair value adjustment	Elimination of transactions between Munksjö and Ahlstrom	Total
	(EUR in millions)
Net sales	–	–	–	–	(0.2)	(0.2)
Changes in inventories	–	–	–	–	–	–
Materials and supplies	–	–	–	–	0.2	0.2
Depreciation and amortization	(7.5)	1.1	(15.5)	–	–	(21.9)

Operating result	(7.5)	1.1	(15.5)	–	–	(21.9)
Taxes	2.1	(0.3)	4.3	–	–	6.1

Net result for the period	(5.4)	0.8	(11.2)	–	–	(15.8)

	For the year ended December 31, 2015
	Additional depreciation of tangible assets	Elimination of amortization of existing intangible assets	Additional amortization of intangible assets	Inventory fair value adjustment	Elimination of transactions between Munksjö and Ahlstrom	Total
	(EUR in millions)
Net sales	–	–	–	–	(0.3)	(0.3)
Changes in inventories	–	–	–	(4.4)	–	(4.4)
Materials and supplies	–	–	–	–	0.3	0.3
Depreciation and amortization	(10.0)	3.0	(23.2)	–	–	(30.2)

Operating result	(10.0)	3.0	(23.2)	(4.4)	–	(34.6)
Taxes	2.8	(0.8)	6.5	1.2	–	9.7

Net result for the period	(7.2)	2.2	(16.7)	(3.2)	–	(24.9)

Sale of Ahlstrom Osnabrück GmbH

On November 7, 2016, Ahlstrom announced that it has signed an agreement to sell its shares in a German subsidiary Ahlstrom Osnabrück GmbH, including Ahlstrom’s 50 percent stake in AK Energie GmbH (a joint venture with Kämmerer).

The unaudited pro forma combined statement of financial position and the unaudited pro forma combined income statements for all periods presented were adjusted to fully eliminate all of the assets, liabilities and historical results of Ahlstrom Osnabrück GmbH. In addition, the unaudited pro forma combined statement of financial position as at September 30, 2016 reflects adjustments for the transaction, including the estimated net cash outflow of approximately EUR 17.8 million due to settlement of Ahlstrom’s intercompany balances prior to the transaction and cash proceeds from the sale. The unaudited pro forma combined income statement for the year ended December 31, 2015 reflects adjustments of the estimated EUR 5.6 million gain on the sale and tax impact of approximately EUR 1.2 million related to the sale of certain intellectual property rights as part of the transaction.

The following table sets forth the impact of the sale of Ahlstrom Osnabrück GmbH for the nine months ended September 30, 2016 and for the year ended December 31, 2015 in the unaudited pro forma combined income statements:

	For the nine months ended September 30, 2016	For the year ended December 31, 2015
	(EUR in millions)
Net sales	(59.7)	(80.4)
Other operating income	(0.0)	5.5
Changes in inventories	0.1	0.1
Materials and supplies	33.2	47.9
Other external costs	23.8	33.1
Personnel costs	3.4	4.4
Depreciation and amortization	0.5	9.0

Operating result	1.3	19.5
Financial income	(0.1)	(0.0)
Financial costs	0.7	0.8

Profit before tax	1.9	20.3
Taxes	0.2	(5.2)

Net result for the period	2.0	15.1

Acquisition of the 50 percent interest in AM Real Estate S.r.l

As a result of the business combination in 2013 in which Munksjö AB was combined with LP Europe and Coated Specialties to form a new company, Munksjö Oyj, certain assets in Turin, Italy, were shared by Munksjo Italia S.p.A. and Ahlstrom business remaining at the Turin site. The shared assets were transferred to AM Real Estate S.r.l, which is 50 percent owned by Munksjö Oyj and 50 percent owned by an Ahlstrom group company.

As a result of the Merger, the 50 percent interest in AM Real Estate S.r.l is acquired by Munksjö and Munksjö will consolidate AM Real Estate S.r.l as a subsidiary. The pro forma adjustment reflects the elimination of the respective joint arrangement consolidations by both Munksjö and Ahlstrom, including the elimination of the proportionate consolidation applied by Munksjö and the equity accounting applied by Ahlstrom. Further, the pro forma adjustment reflects the consolidation of AM Real Estate S.r.l as a wholly-owned subsidiary including elimination of group internal transactions and balances assuming that the Merger has taken place.

The following table sets forth the impact of the acquisition of the 50 percent share of AM Real Estate S.r.l for the nine months ended September 30, 2016 and for the year ended December 31, 2015 in the unaudited pro forma combined income statements:

	For the nine months ended September 30, 2016	For the year ended December 31, 2015
	(EUR in millions)
Other operating income	(0.1)	(1.6)
Other external costs	2.2	3.1
Depreciation and amortization	(1.7)	(1.3)
Share of profit in equity accounted investments	(0.2)	(0.2)
Operating result	0.2	0.0
Financial income	0.0	0.0
Financial costs	0.1	0.1
Profit before tax	0.3	0.1
Taxes	(0.1)	(0.0)
Net result for the period	0.2	0.1

(2c)	Merger Impact to Parent Company’s Equity Structure

At the Effective Date, Munksjö Oyj, the parent company, will record the transferring assets and liabilities to its balance sheet based on the book values of Ahlstrom Corporation in accordance with the provisions of the Finnish Accounting Act and the Finnish Accounting Standards Board Statement 1964/2016. The equity of Munksjö’s parent company will be formed in the Merger applying merger accounting so that the amount recorded to the share capital of Munksjö’s parent company will equal the amount of share capital of Ahlstrom’s parent company, the amount entered to the retained earnings will equal the amount of the retained earnings of Ahlstrom’s parent company and the amount entered to the reserve for invested unrestricted equity of Munksjö’s parent company will equal the reserve for invested unrestricted equity of Ahlstrom’s parent company and the merger result determined as the difference between net assets of Ahlstrom’s parent company and the value of the Merger Consideration will be recorded to the unrestricted equity of Munksjö’s parent company.

As a result of the difference in the merger accounting method between the parent company financial statements and consolidated financial statements prepared in accordance with IFRS, the equity at consolidation in the Combined Company’s statement of financial position will reflect the impact of the merger accounting with respect to Munksjö Oyj’s share capital and unrestricted equity. Accordingly, the unaudited pro forma combined statement of financial position has been adjusted to reflect the equity structure of the parent following the Merger by initially recording the estimated Merger Consideration of EUR 684.7 million to reserve for invested unrestricted equity (representing the value of the purchase consideration transferred under IFRS) and then by transferring EUR 70.0 million from reserve for invested unrestricted equity to share capital and EUR 162.2 million to retained earnings calculated on the basis of Ahlstrom’s parent company balance sheet as at September 30, 2016 and assuming that the dividend has been distributed. The difference between the Merger Consideration used for consolidation and for parent company purposes will be reflected in the consolidated reserve for invested unrestricted equity. Merger Consideration representing the transferred purchase consideration will be valued under IFRS using the closing price of the Munksjö share at the Effective Date, whereas for parent company purposes, the Merger Consideration will be valued using a share price reflecting the Merger announcement date valuation.

(2d)	Transaction Costs

The total costs expected to be incurred by Munksjö and Ahlstrom in connection with the Merger primarily comprise financial, legal and advisory costs and amount to approximately EUR 16.4 million (excluding estimated transaction costs for refinancing) of which EUR 15.1 million has been recorded in other external costs in the unaudited pro forma combined income statement for the year ended December 31, 2015. Transaction costs of EUR 0.6 million have already been recorded in Ahlstrom’s income statement for the nine months ended September 30, 2016, and have been eliminated from other external costs. This adjustment is not expected to have a continuing impact on the Combined Company’s results or financial position.

The estimated costs for issuance of Merger Consideration Shares amount to EUR 1.1 million (net of taxes) and have been deducted from the reserve for invested unrestricted equity in the unaudited pro forma combined statement of financial position as at September 30, 2016. The tax effect for the adjustment of EUR 0.3 million is included in the deferred tax assets in the unaudited pro forma combined statement of financial position.

In the unaudited pro forma combined statement of financial position, the unpaid portion of the transaction costs amounting to EUR 15.5 million has been recorded as accounts payable. Transaction costs already paid by Munksjö of EUR 0.3 million have been deducted from other current assets and the amount of transaction costs to be expensed after September 30, 2016 of EUR 14.5 million has been deducted from the retained earnings.

(3)	New Financing Agreements

In connection with the Merger, Munksjö and Ahlstrom agreed on financing commitments for the Merger and the Combined Company with Nordea and SEB as mandated lead arrangers. In accordance with these commitments, Munksjö entered on November 10, 2016 into the Term and Revolving Facilities Agreement, pursuant to which the Term Loan Facilities (i.e., a term loan facility of EUR 80 million, a term loan facility of EUR 40 million, a term loan facility of EUR 150 million, a term loan facility of SEK 600 million and a term loan facility of USD 35 million) as well as the Revolving Credit Facility of EUR 200 million will be made available to Munksjö.

For pro forma purposes, it has been assumed that new borrowings amounting to EUR 363.7 million would be required to enable Munksjö to refinance the borrowings transferred from Ahlstrom and certain existing loans of Munksjö as well as to finance the transaction costs related to the new loan facilities. In the unaudited pro forma combined statement of financial position as at September 30, 2016 the Term Loan Facilities are recognized initially at fair value, net of transaction costs incurred.

The following table sets forth the impact of the refinancing under the New Financing Agreements to the pro forma combined statement of financial position as at September 30, 2016:

	As at September 30, 2016
	Repayment of borrowings in Munksjö	Repayment of borrowings in Ahlstrom	The Term Loan Facilities of Combined Company	Transaction costs related to the Facilities	Consent fee from the Notes	Total adjustment
		(EUR in millions)
Other non-current assets	–	–	–	1.9 (1)	–	1.9
Cash and cash equivalents	(302.2)	(35.3)	363.7	(7.1)	–	19.0

Total assets	(302.2)	(35.3)	363.7	(5.2)	–	21.0

Retained earnings	(2.5)	–	–	–	(1.0)	(3.5)
Non-current borrowings	(283.8)	(0.0)	355.7	(4.8)	–	67.2
Current borrowings	(16.0)	(35.3)	8.0	(0.4)	–	(43.7)
Accounts payable	–	–	–	–	1.0	1.0

Total equity and liabilities	(302.2)	(35.3)	363.7	(5.2)	0.0	21.0

(1)

Consists of the Revolving Credit Facility fee of EUR 1.9 million which has been capitalized as a prepayment and amortized on a straight line basis over the commitment period. It has been assumed that the Revolving Credit Facility will not be drawn down in connection with the Merger and it will be kept for liquidity needs.

With this pro forma adjustment, new borrowings (net of transaction costs) amounting to EUR 350.9 million have been recorded to the non-current borrowings and EUR 7.6 million to the current borrowings in the unaudited pro forma combined statement of financial position. For information on pro forma net debt of the Combined Company as at September 30, 2016, see “—Additional Pro Forma Information” below.

The following table sets forth the impact of the refinancing under the New Financing Agreements to financial costs in the unaudited pro forma combined income statement for the nine months ended September 30, 2016 and for the year ended December 31, 2015:

	For the nine months ended September 30, 2016
	Munksjö financial costs related to repaid borrowings		Ahlstrom financial costs related to repaid borrowings		Interest expense of Term Loan Facilities		Consent and Revolving Credit Facility fees	Interest adjustment of hybrid bond and the Notes	Total adjustment
			(EUR in millions)
Financial costs	6.0	(1)	1.3	(1)	(5.6	)(2)	(0.3)	(2.3)	(0.9)

(1)

Reflects the elimination of interest costs including the transaction costs recorded as an expense related to the existing term loan facilities of Munksjö and Ahlstrom. This adjustment does not have a continuing impact on the Combined Company’s financial costs.

(2)

Reflects the interest costs of EUR 4.6 million and the transaction costs of EUR 1.0 million recorded as an expense related to the Term Loan Facilities, which have a continuing impact on the Combined Company’s financial costs.

	For the year ended December 31, 2015
	Munksjö financial costs related to repaid borrowings		Ahlstrom financial costs related to repaid borrowings		Interest expense of Term Loan Facilities		Consent and Revolving Credit Facility fees	Interest adjustment of hybrid bond and the Notes	Total adjustment
			(EUR in millions)
Financial costs	5.0	(1)	2.0	(2)	(7.7	)(3)	(1.4)	(3.2)	(5.2)

(1)

Reflects the elimination of interest costs of EUR 7.5 million including the transaction costs recorded as an expense related to the existing term loan facilities of Munksjö. In addition, EUR 2.5 million of capitalized transaction costs for Munksjö’s term loan facility has been expensed due to the refinancing. These adjustments do not have a continuing impact on the Combined Company’s financial costs.

(2)

Reflects the elimination of interest costs of EUR 2.7 million including the transaction costs recorded as an expense related to the existing term loan facilities of Ahlstrom. In addition, EUR 0.6 million of capitalized transaction costs for Ahlstrom’s term loan facility has been expensed due to the refinancing. These adjustments do not have a continuing impact on the Combined Company’s financial costs.

(3)

Reflects the interest costs of EUR 6.3 million and the transaction costs of EUR 1.4 million recorded as an expense related to the Term Loan Facilities, which have a continuing impact on the Combined Company’s financial costs.

The income statement adjustment reflects the elimination of the financial costs historically recorded on the borrowings subject to refinancing for both Munksjö and Ahlstrom and the effective interest cost accrued over the respective income statement periods on the New Financing Agreements for the Combined Company. For pro forma purposes, the interest expense of the hybrid bond recorded by Ahlstrom has been transferred from equity to financial costs, and the impact of this adjustment is EUR -5.9 million to the unaudited pro forma combined income statement for the nine months ended September 30, 2016 and EUR -7.9 million for the year ended December 31, 2015. In addition, the financial costs have been adjusted by EUR 3.6 million for the nine months ended September 30, 2016 and EUR 4.7 million for the year ended December 31, 2015 to reflect the amortization of the fair value adjustments recorded on the assumed liabilities of Ahlstrom, including the hybrid bond and the Notes, to the respective periods. As a result, the pro forma income statements reflect the effective interest cost on the assumed liabilities calculated on their acquisition date fair values over the estimated life of the borrowings. The effective interest rates used for pro forma purposes vary from 2.13 percent to 4.55 percent depending on the underlying loan.

Further, the total adjustment includes the estimated costs for the Revolving Credit Facility fee and consent fee for the Notes that will not have a continuing impact on the Combined Company’s results.

Additional Pro Forma Information

Earnings per Share

Pro forma basic earnings per share is calculated by dividing the pro forma net result attributable to equity holders of the parent by the pro forma weighted average number of shares outstanding as adjusted for the Merger.

Pro forma diluted earnings per share is calculated by adding the historical dilution effect to the calculated pro forma weighted average number of shares. The Merger is assumed to have no dilution effect.

The following table sets forth the pro forma earnings per share attributable to parent company shareholders for the periods indicated:

	For the nine months ended September 30, 2016	For the year ended December 31, 2015
	(EUR in millions, unless otherwise indicated)
Pro forma net result attributable to parent company’s shareholders	51.0	2.6

Number of shares
Weighted average number of shares in issue – historical	50,761,581	50,818,260
Merger Consideration Shares to be issued to Ahlstrom shareholders	45,376,992	45,376,992

Pro Forma weighted average number of shares in issue – basic	96,138 573	96,195,252
Dilution effect – historical	116,773	100,051

Pro Forma weighted average number of shares – diluted	96,255,346	96,295,303

Pro forma earnings per share attributable to parent company’s shareholders – basic, EUR	0.53	0.03
Pro forma earnings per share attributable to parent company’s shareholders – diluted, EUR	0.53	0.03

Alternative Performance Measures

The following tables set forth a reconciliation of the Combined Company’s pro forma adjusted EBITDA and pro forma adjusted operating result to pro forma reported operating result for the nine months ended September 30, 2016 and for the year ended December 31, 2015:

	For the nine months ended September 30, 2016
	Munksjö historical	Ahlstrom reclassified	Merger	New Financing Agreements	Combined Company pro forma
		(Note 1)	(Note 2)	(Note 3)
	(EUR in millions)
Adjusted EBITDA(1)(2)(3)	100.6	104.7	2.7	–	208.0
Depreciation and amortization	(42.1)	(38.3)	(23.1)	–	(103.5)

Adjusted operating result(2)(3)(4)	58.5	66.4	(20.5)	–	104.5
Items affecting comparability
Items affecting comparability reported historically(5)	–	(3.4)	–	–	(3.4)
Transaction costs incurred(3)	–	–	0.6	–	0.6

Total items affecting comparability(3)(5)	–	(3.4)	0.6	–	(2.8)

Operating result (IFRS)	58.5	63.0	(19.9)	–	101.7
Depreciation, amortization and impairment charges	42.1	38.3	23.1	–	103.5

EBITDA(2)(6)	100.6	101.3	3.2	–	205.2

	For the year ended December 31, 2015
	Munksjö historical	Ahlstrom reclassified	Merger	New Financing Agreements	Combined Company pro forma
		(Note 1)	(Note 2)	(Note 3)
	(EUR in millions)
Adjusted EBITDA(1)(2)(3)	93.6	105.0	6.2	–	204.7
Depreciation and amortization	(53.6)	(57.3)	(22.5)	–	(133.3)

Adjusted operating result(2)(3)(4)	40.0	47.7	(16.3)	–	71.4
Items affecting comparability
Items affecting comparability reported historically(5)	(7.3)	(25.6)	–	–	(32.9)
Estimated transaction costs (3)	–	–	(15.1)	–	(15.1)
Estimated inventory fair value adjustment(3)	–	–	(4.4)	–	(4.4)
Pro forma gain on business disposal(3)	–	–	5.6	–	5.6

Total items affecting comparability(3)(5)	(7.3)	(25.6)	(13.9)	–	(46.8)

Operating result (IFRS)	32.7	22.1	(30.1)	–	24.6
Depreciation, amortization and impairment charges	53.6	74.6	22.5	–	150.6

EBITDA(2)(6)	86.3	96.6	(7.7)	–	175.2

(1)	Munksjö defines pro forma adjusted EBITDA as pro forma EBITDA excluding items affecting comparability.
(2)

Munksjö believes that pro forma EBITDA, pro forma adjusted EBITDA and pro forma adjusted operating result measures provide meaningful supplemental information to the financial measures presented in the consolidated income statement prepared in accordance with IFRS to Munksjö’s management and the readers of its financial statements by excluding items outside ordinary course of business which reduce comparability from period to period. EBITDA, adjusted EBITDA and adjusted operating result are not accounting measures defined or specified in IFRSs in accordance with the “Alternative Performance Measures” guidance issued by ESMA and are, therefore, considered non-IFRS financial measures, which should not be viewed in isolation or as a substitute to the IFRS financial measures. Companies do not calculate alternative performance measures in a uniform way, and, therefore, the alternative performance measures presented in this Prospectus may not be comparable with similarly named measures presented by other companies. To ensure comparability in the Unaudited Pro Forma Financial Information, Munksjö has performed a preliminary review of Ahlstrom’s IFRS accounting policies and made certain adjustments to Ahlstrom’s historical financial information related to accounting policy alignments and reclassifications. These adjustments are described further in Note 1 to the Unaudited Pro Forma Financial Information.

(3)

Pro forma comparable performance measures exclude pro forma adjustments that do not have a continuing impact on the Combined Company’s results and which are deemed to be material items outside ordinary course of business comprising transaction costs related to the Merger, fair value adjustment on acquired inventory as well as the estimated net gain arising on the sale of Ahlstrom Osnabrück GmbH.

(4)	Munksjö defines pro forma adjusted operating result as pro forma operating result excluding items affecting comparability.
(5)

Represents items affecting comparability historically reported by Munksjö and Ahlstrom based on their definitions of the items affecting comparability. Munksjö defines items affecting comparability as material items outside ordinary course of business such as direct transaction costs related to business acquisitions, costs for closure of business operations and restructurings, one-off items arising from purchase price allocation and compensation related to environmental damages arising from unexpected or rare events. Other items includes fines (such as VAT tax audit fines) or other similar stipulated payments. Ahlstrom defines items affecting comparability as material items outside ordinary course of business such as costs for closure of business operations, restructurings and rightsizing, net gains or losses from business disposals including direct transaction costs as well as goodwill impairment charges and write-down of non-current assets. The following table sets forth the items affecting comparability historically reported by Munksjö and Ahlstrom:

	For the nine months ended September 30, 2016	For the year ended December 31, 2015
	(unaudited)
	(EUR in millions)
Munksjö’s items affecting comparability
Transaction costs related to business acquisitions	–	(0.4)
Restructuring expenses	–	(4.5)
Inventory adjustment	–	–
Environmental provision	–	(2.4)
Other	–	–

Total items affecting comparability	–	(7.3)

Ahlstrom’s items affecting comparability
Restructuring expenses	(4.5)	(7.2)
Net gains or losses from business disposals	1.1	(1.1)
Impairment charges and write-down of non-current assets	–	(17.3)

Total items affecting comparability	(3.4)	(25.6)

(6)	Munksjö defines pro forma EBITDA as pro forma operating result before pro forma depreciation, amortization and impairment charges.

Pro Forma Net Debt and Gearing

The following tables set forth the pro forma net debt and gearing ratio of the Combined Company as at September 30, 2016, including all the pro forma adjustments impacting the net interest-bearing liabilities and the equity of the Combined Company:

	Pro forma net debt of the Combined Company as at September 30, 2016
	Munksjö historical	Ahlstrom reclassified	Merger	New Financing Agreements	Combined Company pro forma
		(Note 1)	(Note 2)	(Note 3)
	(EUR in millions)
Assets
Cash and cash equivalents	116.2	54.5	(62.6)	19.0	127.0
Liabilities
Non-current borrowings	293.6	100.3	109.9	67.2	571.0
Current borrowings	22.4	84.6	(0.2)	(43.7)	63.1

Pro forma net debt	199.8	130.5	172.4	4.4	507.0

	Pro forma gearing ratio of the Combined Company as at September 30, 2016
	Munksjö historical	Ahlstrom reclassified	Merger	New Financing Agreements	Combined Company pro forma
		(Note 1)	(Note 2)	(Note 3)
	(EUR in millions, unless otherwise indicated)
Pro forma net debt	199.8	130.5	172.4	4.4	507.0
Total equity	424.9	307.6	343.3	(3.5)	1,072.4
Pro forma gearing, percent	47.0	42.4	–	–	47.3

ANNEX 2

Details on Financing

As previously communicated, on November 7, 2016, Munksjö and Ahlstrom agreed on financing commitments for the Merger and the combined company with Nordea and SEB as mandated lead arrangers. In accordance with these commitments, Munksjö entered into a facilities agreement with Nordea and SEB as mandated lead arrangers and underwriters and Nordea as agent on November 10, 2016 (the “Term and Revolving Facilities Agreement”), pursuant to which a term loan facility of EUR 80 million, a term loan facility of EUR 40 million, a term loan facility of EUR 150 million, a term loan facility of SEK 600 million and a term loan facility of USD 35 million (together, the “Term Loan Facilities”) as well as a multicurrency revolving credit facility of EUR 200 million (the “Revolving Credit Facility,” and together with the Term Loan Facilities, the “Term and Revolving Facilities”) will be made available to the combined company. Nordea and SEB have started the syndication process for the Term and Revolving Facilities. On the same date, Ahlstrom entered into the EUR 200 million bridge facility agreement with Nordea and SEB as mandated lead arrangers and underwriters and Nordea as agent (the “Bridge Facility Agreement”). Assuming that the Merger is completed, the Bridge Facility Agreement will be assumed by Munksjö on the completion date of the Merger pursuant to an amended and restated bridge facility agreement (the “Amended and Restated Bridge Facility Agreement,” and together with the Term and Revolving Facilities Agreement, the “New Financing Agreements”) with amended and restated terms and the commitments reduced to EUR 100 million (the “Amended and Restated Bridge Facility,” and together with the Term Loan Facilities and the Revolving Credit Facility, the “Facilities”). The Term and Revolving Facilities Agreement and the Amended and Restated Bridge Facility Agreement provide that the Facilities will be available to the combined company on a certain funds basis subject to the completion of the Merger and certain other customary conditions precedent.

Each of the Term Loan Facilities may be utilized by way of loans for the purpose of (directly or indirectly) refinancing the existing indebtedness of Munksjö (whether originally incurred by Munksjö or assumed by the combined company as a result of the Merger) and financing the Merger-related costs. The Revolving Credit Facility may be utilized by way of loans for the purpose of (directly or indirectly) refinancing the existing indebtedness of Munksjö (whether originally incurred by Munksjö or assumed by the combined company as a result of the Merger), financing the Merger-related costs and financing the general corporate requirements of the Munksjö group (including acquisitions). Munksjö is entitled to request that its subsidiaries accede to the Term and Revolving Facilities Agreement as additional borrowers under the Revolving Credit Facility. The Amended and Restated Bridge Facility, which will be effective as of the completion date of the Merger, may be utilized by way of loans for the purpose of refinancing Ahlstrom’s EUR 100,000,000 senior unsecured callable fixed rate notes due 2019 and Ahlstrom’s EUR 100 million capital notes callable in October 2017, in each case, that are assumed by Munksjö on the completion date of the Merger (unless repaid prior to such date).

The existing indebtedness that is expected to be refinanced under the Facilities include, among others, indebtedness under Munksjö’s EUR 345 million and SEK 570 million term and revolving facilities agreement, Ahlstrom’s EUR 180 million multicurrency revolving credit facility agreement and certain bilateral financing arrangements of Ahlstrom.

Each of the Term and Revolving Facilities have a maturity of five years from the earlier of (i) April 1, 2017 and (ii) the completion date of the Merger, except for the EUR 150 million term loan facility, which matures on the third anniversary the earlier of (i) April 1, 2017 and (ii) the completion date of the Merger. The EUR 80 million term loan facility will be amortized through semi-annual repayments of EUR 8 million each. Subject to the completion of the Merger, the Amended and Restated Bridge Facility will mature on the date falling 18 months from the earlier of (i) April 1, 2017 and (ii) the completion date of the Merger. If the Merger is not completed by August 1, 2017, the Facilities will be immediately cancelled in full. The structure of the Facilities may be adjusted by reallocating EUR 100 million (or its equivalent in other currencies) from a non-amortizing facility to an amortizing facility, provided, however, that the maximum annual amortization does not exceed EUR 20 million.

The rate of interest payable on loans made under the Facilities is the aggregate of the applicable margin plus Euribor (or Stibor in relation to any loan denominated in Swedish kronor or Libor in relation to any loan denominated in any other currency). The interest margin payable on amounts drawn on the Term and Revolving Facilities depends on the ratio of the consolidated senior net debt to consolidated EBITDA for the combined company and the interest margin payable on amounts drawn on the Amended and Restated Bridge Facility increases with time elapsed from the completion date of the Merger.

The Term Loan Facilities will be available from and including the completion date of the Merger to and including dates falling five business days or two months from the completion date of the Merger, and the Revolving Credit Facility will be available from and including the completion date of the Merger to and including the date falling one month prior to the applicable termination date of five years from the earlier of (i) April 1, 2017 and (ii) the completion date of the Merger, in each case, subject to satisfaction of certain customary conditions precedent (which will be limited on a customary certain funds basis). The Amended and Restated Bridge Facility will be available subject to satisfaction of certain customary conditions precedent (which will be limited on a customary certain funds basis) from and including the completion date of the Merger to and including September 30, 2017. As of the completion date of the Merger, (and if such date is not a business day, on the first following business day), the bridge facility made available under the Bridge Facility Agreement will be automatically reduced to EUR 100 million, and any amount exceeding EUR 100 million will be automatically cancelled and any such amount exceeding EUR 100 million outstanding under the facility will become immediately due and payable by the combined company.

The Term and Revolving Facilities Agreement and the Amended and Restated Bridge Facility Agreement contain customary prepayment and cancellation provisions, including a requirement for the combined company to use any proceeds received from any debt capital markets issue to prepay the Amended and Restated Bridge Facility (and to the extent such proceeds exceed the amount required to repay the Amended and Restated Bridge Facility in full, to prepay the EUR 150 million term loan facility under the Term and Revolving Facilities Agreement). In addition, as long as any amount is outstanding under the Amended and Restated Bridge Facility, the combined company is required to use any cash proceeds received from any equity capital markets issue to prepay the Amended and Restated Bridge Facility. The Term and Revolving Facilities Agreement and the Amended and Restated Bridge Facility Agreement contain customary financial covenants, operational covenants, representations and warranties and events of default (subject to certain exceptions and qualifications). The Facilities will be unsecured and unguaranteed.